Exhibit 99.1

Shineco, Inc. Announces Board and Officer Changes

BEIJING, March 28, 2022 (GLOBE NEWSWIRE) — Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: SISI), a producer and distributor of Chinese herbal medicines, organic agricultural and other biotech products, today announced the board of directors (the “Board”) and officer changes effective on March 25, 2022. Effective on March 25, 2022, for personal reasons, Mr. Yuying Zhang resigned from his position as Chairman and a member of the Board. The Company’s Board has appointed current Board member Mr. Mike Zhao as the Chairman of the Board, replacing Mr. Zhang. Additionally, the Board appointed Mr. Xiqiao Liu to the Board to fill the vacancy created by Mr. Zhang’s resignation. Mr. Liu has also been appointed to serve as the Company’s Chief Operating Officer.

Mr. Mike Zhao has served as a member of the Company’s Board since July 2021. Since April 2018, Mr. Zhao has served as the Director of New York Hua Yang, Inc., a leading real estate company in New York. From July 2016 to March 2018, Mr. Zhao served as the Chief Executive Officer of TD Holdings, Inc. (NASDAQ stock ticker: GLG. Formerly known as China Commercial Credit Inc.). From September 2011 to July 2016, Mr. Zhao was appointed as the Chief Operating Officer and a Director of New York Hua Yang, Inc. Mr. Zhao has more the 20 years of management experience in diverse corporations and financial service institutions, with a proven record of productivity, quality and integrity. Mr. Zhao obtained Master of Business Administration degree with the highest honor from University of Bridgeport in Connecticut in May 2003. Mr. Zhao received the Bachelor of Science degree from China Eastern Normal University in Shanghai, China in July 1985.

Mr. Xiqiao Liu has over 10 years of experience in investment and asset management. Since July 2017, Mr. Liu has been serving as the Deputy Director of the Board Office where his responsibilities include overseeing the financing activities of the Company. From July 2015 to May 2017, Mr. Liu worked as a fund manager at Shanghai Shunjia Industry Co., Ltd., a private equity fund. Mr. Liu has a Bachelor of Arts Degree in Economics from Beijing Materials University specializing in stock options, and an MBA degree from Renmin University of China.

Ms. Jennifer Zhan, CEO of Shineco, commented, “I would like to sincerely thank Mr. Zhang for his years of dedicated services and contributions to Shineco. Mr. Zhang’s leadership and guidance have been instrumental in Shineco’s success. Mr. Zhang has done an exceptional job of strengthening Shineco’s position and establishing a significant foundation upon which we will continue to build.”

Ms. Jennifer Zhan continued, “Mr. Zhao joined us as Independent Director in July 2021. Mr. Zhao has extensive knowledge of economics, banking, and regulatory and a long track record of management experience. We believe his wealth of experience will enable Shineco to improve its business and achieve stable growth in the long run. I am delighted to work with Mr. Liu in his new position. Mr. Liu’s experience in investment and asset management fits our strategic plan as we enter Shineco’s next chapter of growth. With Mr. Zhao and Mr. Liu’s experience and knowledge, we believe Shineco is well-positioned to continue to build on its success in the future.”

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco is a holding company. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce, and specialized textiles. For more information about Shineco, please visit www.biosisi.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, the impact of the COVID-19 pandemic, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Shineco assumes no obligation to update these forward-looking statements except as required by the applicable rules and regulations.

For more information, please contact:

Tina Xiao

Ascent Investor Relations LLC

Phone: +1-917-609-0333

Email: tina.xiao@ascent-ir.com